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                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING

(Check One): [X] Form 10-K and Form 10-KSB [_] Form 11-K [_] Form 20-F
                   [_] Form 10-Q and Form 10-QSB [_] Form N-SAR

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For Period Ended: December 31, 2000                    Commission File Number
                  --------------------                     -------------
[_]  Transition Report on Form 10-K and Form 10-KSB    ------------------------
[_]  Transition Report on Form 20-F                    ------------------------
[_]  Transition Report on Form 11-K                             CUSIP
[_]  Transition Report on Form 10-Q and Form 10-QSB           927118109
[_]  Transition Report on Form N-SAR                   ------------------------
For the Transition Period Ended:

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Read Attached Instruction Sheet Before Preparing Form.  Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
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PART I - REGISTRANT INFORMATION
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Full name of registrant

VillageEDOCS, Inc.
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Former name if applicable
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Address of principal executive office (STREET AND NUMBER)

14471 Chambers Road, Suite 105
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City, state and zip code

Tustin, CA  92780
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PART II - RULE 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

[X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K, or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
    (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III--NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach Extra Sheets if Needed)

The form could not be filed within the prescribed time because Management of the Registrant required additional time to provide certain additional information to be included in the form.
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PART IV--OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

          Michael Richard                     714        734-1030 ext. 18
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              (Name)                      (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment
    Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been
    filed?  If the answer is no, identify report(s).            [X] Yes  [_] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject
    report or portion thereof?                                  [_] Yes  [X] No

    If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                              VillageEDOCS, Inc.
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                 (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date       4/2/2001                By:  /s/ Michael A. Richard
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                                       Michael A. Richard
                                       Controller (Principal Accounting Officer)